Exhibit 99.1

Investor Contact: Alex Lewis
                  877-784-7167
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


      DENNY'S CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

         SPARTANBURG, S.C., February 17, 2005 - Denny's Corporation (OTCBB: DNYY) today reported results for its fourth quarter and year ended December 29, 2004.

Highlights:

o 2004 same-store sales increased 5.9% at company units and 6.0% at franchised units.
o 2004 total operating revenue increased $19.1 million, or 2.0%, to $960.0 million.
o  2004 operating income increased $7.8 million, or 16.9%, to $53.9 million.
o Fourth quarter same-store sales increased 5.8% at company units and 5.9% at franchised units.
o Fourth quarter operating income increased $1.6 million, or 17.4%, to $10.6 million.
o Denny's announces a $3.2 million cumulative restatement related to changes in lease accounting.

         Nelson J. Marchioli, President and Chief Executive Officer, said, "Our solid results in the fourth quarter of 2004 capped a year of strong sales and earnings momentum. Same-store sales for the year were Denny's best in over a decade. In fact, we have now reported 17 consecutive months of positive same store sales which demonstrates the appeal of our concept and the compelling value proposition we offer our customers. Our continued focus on operational excellence at the restaurant level and our proven national advertising campaign should help us build upon this success in 2005."

Fourth Quarter Results

         For the fourth quarter of 2004, Denny's reported total operating revenue of $243.7 million compared with $251.7 in the prior year quarter. As previously disclosed, the fourth quarter of 2003 included an additional week of operations, or 14 weeks in total, compared with a standard 13 weeks in the fourth quarter of 2004. The extra week in 2003 resulted in an estimated impact of $22.4 million in additional operating revenue, consisting of $20.7 million in company restaurant sales and $1.7 million in franchise and license revenue.

         Company restaurant sales for the fourth quarter were $221.3 million compared with $228.4 million in the prior year quarter. This sales comparison was impacted by the additional week of operations in 2003 and an eight-unit decline in company-owned restaurants which more than offset a 5.8% increase in same-store sales. Franchise revenue was $22.5 million compared with $23.3 in the prior year quarter. This revenue comparison was impacted by the additional week in 2003 and a 27-unit decline in franchised restaurants which more than offset a 5.9% increase in franchise same-store sales.

         Company restaurant operating margin for the fourth quarter increased
2.0 percentage points to 13.5% of company sales compared with 11.5% in 2003. A key driver of this margin improvement was a 1.3 percentage point decrease in payroll and benefit costs resulting, in particular, from lower benefits costs following a medical plan redesign for 2004. Also contributing to the operating margin improvement was a 0.7 percentage point decrease in product costs attributable to effective menu mix management and selective price increases taken to offset commodity cost pressures.

         General and administrative expenses for the fourth quarter increased $7.7 million due primarily to higher performance-based incentive compensation expense (approximately $2.8 million) as well as the incurrence of stock-based compensation expense (approximately $5.2 million) attributable to options and restricted stock units granted under Denny's Corporation's Omnibus Incentive Plans.

         Operating income for the fourth quarter increased $1.6 million to $10.6 million, as improved operating margins more than offset the impact of the additional week in 2003 and higher general and administrative expenses this quarter.

         Interest expense for the fourth quarter decreased $8.0 million to $12.9 million reflecting lower borrowing costs resulting from the financial recapitalization completed during the third and fourth quarters of 2004.

         Net loss for the fourth quarter of 2004 was $14.1 million, or $0.16 per diluted common share, compared with the prior year's fourth quarter net loss of $13.0 million, or $0.32 per diluted common share. Net loss for the fourth quarter of 2004 included $12.2 million of expenses attributable to the financial recapitalization, of which $0.2 million was included in general and administrative expenses with the remaining $12.0 million included in other nonoperating expenses.

Full Year Results

         For the full year of 2004, Denny's reported total operating revenue of $960.0 million, up $19.1 million from 2003. As noted above, 2003 included an extra week of operations, or 53 weeks in total, representing approximately $22.4 million in additional operating revenue. Company restaurant sales for 2004 increased $19.4 million to $871.2 million as a 5.9% same-store sales increase more than offset the impact of the additional week of operations in 2003 and an eight-unit decline in company-owned restaurants. Franchise revenue for 2004 decreased $0.3 million to $88.8 million as the impact of the additional week in 2003 and a 27-unit decline in franchised restaurants more than offset a 6.0% increase in franchise same-store sales.

         Company restaurant operating margin for 2004 increased 2.1 percentage points to 13.3% of company sales compared with 11.2% in 2003. Contributing to the margin improvement was positive operating leverage resulting from same-store sales growth. Another key driver of the margin improvement was a 1.8 percentage point decrease in payroll and benefit costs resulting from lower medical benefit costs throughout the year as well as lower restaurant labor costs predominantly during the first half of the year.

         General and administrative expenses for 2004 increased $15.7 million due primarily to higher performance-based incentive compensation expense (approximately $9.1 million), the incurrence of stock-based compensation expense (approximately $6.5 million), as well as higher transactions costs attributable to the financial recapitalization (approximately $2.4 million).

         Operating income for 2004 increased $7.8 million to $53.9 million as a result of higher sales and improved operating margins, partially offset by the impact of the additional week in 2003 and higher general and administrative expenses this year.

         Net loss for 2004 was $37.6 million, or $0.58 per diluted common share, compared with the prior year's net loss of $33.7 million, or $0.83 per diluted common share. Net loss for 2004 included $25.8 million of expenses attributable to the financial recapitalization, of which $4.1 million was included in general and administrative expenses while the remaining $21.7 million was included in other nonoperating expenses.

Recapitalization

         During the fourth quarter, Denny's completed its financial recapitalization through the sale of $175 million of 10% Senior Notes due 2012. The net proceeds from the notes offering, along with borrowings under the new credit facilities closed in the third quarter, were used to redeem or repurchase the balance of Denny's prior 12.75% notes and 11.25% notes and pay associated premiums, transaction expenses and accrued interest.

         As of December 29, 2004, Denny's new $75 million revolver had no outstanding advances, while letters of credit totaled $37.5 million, resulting in a net availability of $37.5 million. As of today, these balances remain unchanged.

         Mr. Marchioli concluded, "Strengthening our balance sheet and controlling costs as we steadily grow the top-line are critical to enhancing shareholder value. With our recapitalization complete, additional focus will be directed towards investing in and enhancing core operations in 2005. We are confident that we can realize the full potential of our existing restaurant base and grow our company in a effective and disciplined manner."

Restatement of Financial Statements

         Similar to recent announcements by other restaurant and retail companies, Denny's has reviewed its lease accounting treatment and relevant accounting literature in consultation with KPMG LLP, its current independent registered public accounting firm. As a result, the Company and its audit committee determined that it was appropriate to restate previously issued financial statements to correct its accounting treatment for leasehold improvements, resulting in the acceleration of depreciation for certain leasehold improvements. The restatement had no impact on the Company's previously reported cash flows, revenues or same-store sales, or on the Company's compliance with covenants under its current credit facilities or other debt instruments.

         The cumulative balance sheet effect of the restatement was an increase in accumulated depreciation of $3.2 million as of December 31, 2003 relating to fiscal years 1998 through 2003. Of this amount, $0.9 million was recorded as additional depreciation and other amortization expense for the quarter and year ended December 31, 2003. The Company also determined it was appropriate to record additional adjustments related to fiscal years 1998 through 2003 which previously were deemed immaterial. The cumulative balance sheet effects of these adjustments as of December 31, 2003 consist of a decrease in goodwill of $0.2 million, an increase in other long-term assets of $0.9 million, an increase in liability for insurance claims of $1.3 million, and an increase in other noncurrent liabilities and deferred credits of $2.0 million. Of these amounts, $1.3 million was recorded as additional payroll and benefits expense for the quarter and year ended December 31, 2003.

         The financial statements and schedules contained herein have been restated to reflect these adjustments. The adjustments noted above are subject to change as the Company's current and former independent registered public accounting firms complete their review of these matters. Additional details related to the restatement can be found in the Form 8-K filed today with the Securities and Exchange Commission.

Business Outlook

         Based on 2004 results and management's expectations at this time, Denny's anticipates total operating revenue for 2005 of between $975 million and $985 million based on same-store sales increases at both company and franchised units of approximately 2 to 3 percent. With regard to new unit development, Denny's expects to open 2 to 3 new company units while franchisees are expected to open 15 to 20 new units. Denny's anticipates earnings before interest, taxes, depreciation and amortization (EBITDA) for 2005 of between $110 million and $115 million. Included in anticipated EBITDA is approximately $10 million of stock-based compensation expense along with other noncash and nonoperating items. Denny's anticipates 2005 cash capital spending of between $55 million and $65 million, including investments in a new point-of-sale system and new company restaurant development.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, February 17, 2005 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through our website at www.dennys.com. On the front page of the website, follow the link to "About Us;" then follow the link to "Investor Info;" and then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for at least 30 days.

         The Board of Directors of Denny's has set Wednesday, May 25, 2005, as the date for the 2005 Annual Meeting of Denny's Shareholders to be held in Spartanburg, South Carolina.

         Denny's is America's largest full-service family restaurant chain, consisting of 552 company-owned units and 1,048 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.


         Certain matters discussed in this release constitute forward looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).

                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                                          Restated
                                                                13 Weeks                  14 Weeks
                                                                 Ended                      Ended
                                                                12/29/04                  12/31/03
                                                             --------------             --------------
                                                             (In thousands, except per share amounts)
Revenue:
  Company restaurant sales                                 $      221,250             $      228,379
  Franchise and license revenue                                    22,475                     23,275
                                                             --------------             --------------
    Total operating revenue                                       243,725                    251,654
                                                             --------------             --------------
Costs of company restaurant sales                                 191,438                    202,129
Costs of franchise and license revenue                              7,031                      7,054
General and administrative expenses                                20,786                     13,039
Depreciation and amortization                                      14,604                     16,988
Restructuring charges and exit costs                                 (171)                     1,479
Impairment charges                                                    438                      2,097
Gains on disposition of assets and other, net                      (1,041)                      (197)
                                                             --------------             --------------
    Total operating costs and expenses                            233,085                    242,589
                                                             --------------             --------------
Operating income                                                   10,640                      9,065
                                                             --------------             --------------
Other expenses:
  Interest expense, net                                            12,947                     20,994
  Other nonoperating expense, net                                  11,630                      1,078
                                                             --------------             --------------
    Total other expenses, net                                      24,577                     22,072
                                                             --------------             --------------
Loss before income taxes                                          (13,937)                   (13,007)
Provision for income taxes                                            193                        (37)
                                                             --------------             --------------
Net loss                                                   $      (14,130)            $      (12,970)
                                                             ==============             ==============


Basic and diluted net loss per share                       $        (0.16)            $        (0.32)
                                                             ==============             ==============

Basic and diluted weighted average shares outstanding              89,896                     40,746
                                                             ==============             ==============



                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                                                                                            Restated
                                                                52 Weeks                    53 Weeks
                                                                  Ended                      Ended
                                                                12/29/04                    12/31/03
                                                             ---------------             ---------------
                                                              (In thousands, except per share amounts)
Revenue:
  Company restaurant sales                                 $      871,248              $      851,853
  Franchise and license revenue                                    88,758                      89,092
                                                             ---------------             ---------------
    Total operating revenue                                       960,006                     940,945
                                                             ---------------             ---------------
Costs of company restaurant sales                                 755,065                     756,730
Costs of franchise and license revenue                             28,196                      27,125
General and administrative expenses                                66,922                      51,268
Depreciation and amortization                                      56,545                      60,919
Restructuring charges and exit costs                                  495                         613
Impairment charges                                                  1,130                       3,986
Gains on disposition of assets and other, net                      (2,271)                     (5,844)
                                                             ---------------             ---------------
    Total operating costs and expenses                            906,082                     894,797
                                                             ---------------             ---------------
Operating income                                                   53,924                      46,148
                                                             ---------------             ---------------
Other expenses:
  Interest expense, net                                            69,428                      78,190
  Other nonoperating expense, net                                  21,265                         901
                                                             ---------------             ---------------
    Total other expenses, net                                      90,693                      79,091
                                                             ---------------             ---------------
Loss before income taxes                                          (36,769)                    (32,943)
Provision for income taxes                                            802                         759
                                                             ---------------             ---------------
Net loss                                                   $      (37,571)             $      (33,702)
                                                             ===============             ===============


Basic and diluted net loss per share                       $        (0.58)             $        (0.83)
                                                             ===============             ===============

Basic and diluted weighted average shares outstanding              64,708                      40,687
                                                             ===============             ===============



                               DENNY'S CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                                                                            Restated
                                                                     12/29/04               12/31/03
                                                                 -----------------       ----------------
                                                                             (In thousands)
ASSETS
Current Assets
  Cash and cash equivalents                                    $       15,561         $        7,363
  Other                                                                27,994                 24,255
                                                                 -----------------      -----------------
                                                                       43,555                 31,618
                                                                 -----------------      -----------------

Property, net                                                         286,120                293,776
Goodwill                                                               50,186                 50,186
Intangible assets, net                                                 77,484                 83,879
Other assets                                                           43,867                 37,727
                                                                 -----------------      -----------------
     Total Assets                                              $      501,212         $      497,186
                                                                 =================      =================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
  Current maturities of notes and debentures                   $        1,975         $       51,714
  Current maturities of capital lease obligations                       3,396                  3,462
  Accounts payable and other accrued liabilities                      130,873                136,911
                                                                 -----------------      -----------------
                                                                      136,244                192,087
                                                                 -----------------      -----------------
Long-Term Liabilities
  Notes and debentures, less current maturities                       519,236                509,593
  Capital lease obligations, less current maturities                   28,149                 28,728
  Other                                                                82,294                 85,507
                                                                 -----------------      -----------------
                                                                      629,679                623,828
                                                                 -----------------      -----------------
     Total Liabilities                                                765,923                815,915
     Total Shareholders' Deficit                                     (264,711)              (318,729)
                                                                 -----------------      -----------------
     Total Liabilities and Shareholders' Deficit               $      501,212         $      497,186
                                                                 =================      =================



                             Long-Term Debt Balances

                                                                     12/29/04               12/31/03
                                                                 -----------------      -----------------
                                                                             (In thousands)

Bank revolver                                                  $           --         $       11,100
First lien term loans                                                 225,000                 40,000
Second lien term loans                                                120,000                     --
Capital leases and other debt                                          32,756                 34,019
10.00% senior notes due 2012                                          175,000                     --
12.75% senior notes due 2007                                               --                120,389
11.25% senior notes due 2008                                               --                378,970
                                                                 -----------------      -----------------
                                                                      552,756                584,478

Premium on 11.25% notes                                                    --                  9,019
                                                                 -----------------      -----------------
   Total Debt                                                  $      552,756         $      593,497
                                                                 =================      =================



                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)


                                                                                      Restated
                                                          13 Weeks                    14 Weeks
                                                           Ended                       Ended
(In millions)                                             12/29/04                    12/31/03
                                                    ---------------------       --------------------
Total operating revenue (1)                       $    243.7     100.0%       $     251.7   100.0%

Company restaurant operations: (2)
   Company restaurant sales                            221.3     100.0%             228.4   100.0%
   Costs of company restaurant sales:
      Product costs                                     57.4      26.0%              60.9    26.7%
      Payroll and benefits                              92.2      41.7%              98.2    43.0%
      Occupancy                                         12.0       5.4%              12.7     5.6%
      Other operating costs:
         Utilities                                       9.8       4.4%              10.0     4.4%
         Repairs and maintenance                         5.0       2.3%               4.1     1.8%
         Marketing                                       6.6       3.0%               7.4     3.2%
         Other                                           8.4       3.8%               8.8     3.9%
                                                    ---------------------       --------------------
   Total costs of company restaurant sales             191.4      86.5%             202.1    88.5%
                                                    ---------------------       --------------------
   Company restaurant operating margin (3)        $     29.8      13.5%       $      26.2    11.5%
                                                    ---------------------       --------------------

Franchise operations: (4)
   Franchise and license revenue                        22.5     100.0%              23.3   100.0%
   Costs of franchise and license revenue                7.0      31.3%               7.1    30.3%
                                                    ---------------------       --------------------
   Franchise operating margin (3)                 $     15.4      68.7%       $      16.2    69.7%
                                                    ---------------------       --------------------

Total operating margin (1)(3)                     $     45.3      18.6%       $      42.5    16.9%

Other operating expenses: (1)(3)
   General and administrative expenses                  20.8       8.5%              13.0     5.2%
   Depreciation and amortization                        14.6       6.0%              17.0     6.8%
   Restructuring, exit costs and impairment              0.3       0.1%               3.6     1.4%
   Gains on disposition of assets and other, net        (1.0)     (0.4%)             (0.2)   (0.1%)
                                                    ---------------------       --------------------
   Total other operating expenses                 $     34.6      14.2%       $      33.4    13.3%
                                                    ---------------------       --------------------

Operating income (1)                              $     10.6       4.4%       $       9.1     3.6%
                                                    =====================       ====================



   (1)  As a percentage of total operating revenue
   (2)  As a percentage of company restaurant sales
   (3) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margins may be considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.
   (4)  As a percentage of franchise and license revenue

                               DENNY'S CORPORATION
                              EBITDA Reconciliation
                                   (Unaudited)


                                                                         Restated                                 Restated
                                                      13 Weeks           14 Weeks              52 Weeks           53 Weeks
(In millions)                                          Ended               Ended                 Ended              Ended
                                                      12/29/04           12/31/03              12/29/04           12/31/03
                                                   ---------------    ---------------       ---------------    ---------------
Net loss                                         $         (14.1)   $         (13.0)      $         (37.6)   $         (33.7)

Provision for income taxes                                   0.2               (0.0)                  0.8                0.8
Interest expense, net                                       12.9               21.0                  69.4               78.2
Depreciation and amortization                               14.6               17.0                  56.6               60.9

                                                   ---------------    ---------------       ---------------    ---------------
EBITDA (1)                                       $          13.6    $          25.0       $          89.2    $         106.2
                                                   ===============    ===============       ===============    ===============


   (1) We believe that, in addition to other financial measures, EBITDA is an appropriate indicator to assist in the evaluation of our operating performance because it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. However, EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.



                                                      13 Weeks           14 Weeks              52 Weeks           53 Weeks
                                                       Ended               Ended                 Ended              Ended
(In millions)                                         12/29/04           12/31/03              12/29/04           12/31/03
                                                   ---------------    ---------------       ---------------    ---------------

Other financial data: (2)

Restructuring charges and exit costs             $          (0.2)   $           1.5       $           0.5    $           0.6
Impairment charges                                           0.4                2.1                   1.1                4.0
Gains on disposition of assets and other, net               (1.0)              (0.2)                 (2.3)              (5.8)
Other nonoperating expense (income), net (3)                11.6                1.1                  21.3                0.9


General and administrative expenses:
   Stock-based incentive compensation (4)                    5.2                0.0                   6.5                0.0
   Transaction costs (5)                                     0.2                1.4                   4.1                1.7
   Other general and administrative expenses                15.4               11.6                  56.3               49.6
                                                   ---------------    ---------------       ---------------    ---------------
   Total general and administrative expenses     $          20.8    $          13.0       $          66.9    $          51.3
                                                   ===============    ===============       ===============    ===============



   (2) The line items in this section are components of both net income and EBITDA as shown above.
   (3) 2004 amounts include debt repurchase premiums and related costs attributable to the financial recapitalization completed during the third and fourth quarters.
   (4) This compensation expense is attributable to options and restricted stock units granted under the Denny's 2002 and 2004 Omnibus
        Incentive Plan.
   (5) These transactions costs are attributable to the financial recapitalization completed in 2004.






                               DENNY'S CORPORATION
                                Statistical Data
                                   (Unaudited)


                                               13 Weeks             52 Weeks
Same-Store Sales                                 Ended               Ended
(increase/(decrease) vs. prior year)           12/29/04             12/29/04
                                            ---------------     ----------------

Company-Owned Same-Store Sales                      5.8%                 5.9%
   Guest Check Average                              6.0%                 4.1%
   Guest Counts                                    (0.2%)                1.7%

Franchised Same-Store Sales                         5.9%                 6.0%



                                               13 Weeks             14 Weeks            52 Weeks            53 Weeks
Average Unit Sales                               Ended               Ended               Ended               Ended
($ in thousands)                               12/29/04             12/31/03            12/29/04            12/31/03
                                            ---------------     ----------------    ----------------    -----------------
   Company-Owned Units                    $       404.2       $        408.5      $     1,578.3       $      1,520.0

   Franchised Units                       $       337.3       $        336.0      $     1,326.6       $      1,254.8



                                                                  Franchised
Restaurant Units                                Company            & Licensed            Total
                                            ---------------     ----------------    ----------------

Ending Units 12/31/03                             561                1,077               1,638

   Units Opened                                     1                   13                  14
   Units Acquired/Reacquired                        1                   (1)                  0
   Units Refranchised                              (1)                   1                   0
   Units Closed                                    (9)                 (40)                (49)
                                            ---------------     ----------------    ----------------
      Net Change                                   (8)                 (27)                (35)

                                            ---------------     ----------------    ----------------
Ending Units 12/29/04                             553                1,050               1,603
                                            ===============     ================    ================

